Exhibit 99

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
February 21, 2006	Media: Patricia Cameron 318.388.9674
patricia.cameron@centurytel.com
Investors: Tony Davis 318.388.9525
tony.davis@centurytel.com

CenturyTel Announces $1 Billion Stock Repurchase Program; Increases Cash Dividend 4.2 Percent

MONROE, La... CenturyTel, Inc. (NYSE: CTL) announced today that its board of directors approved a stock repurchase program authorizing the Company to repurchase up to $1 billion of its common stock and terminated the approximately $13 million remaining balance of its $200 million share repurchase program approved in February 2005. The board of directors also increased CenturyTel’s quarterly cash dividend to $.0625 from $.06 per share, a 4.2 percent increase, payable on March 17, 2006, to shareholders of record on March 6, 2006.

“This $1 billion repurchase program demonstrates CenturyTel’s commitment to return a substantial portion of its available cash to shareholders,” said Glen F. Post III, chairman and chief executive officer. “As with our previous share repurchase programs, our strong free cash flow and solid balance sheet enable us to repurchase shares at attractive prices that will be accretive to earnings and free cash flow per share. Additionally, CenturyTel has now increased its cash dividend for the 33rd consecutive year.”

CenturyTel intends to repurchase the first $500 million of common stock through accelerated share repurchase (ASR) agreements entered into with investment banks. CenturyTel expects to fund these agreements principally through borrowings under its $750 million credit facility and cash on hand. The Company expects to use free cash flow generated during the year to repay the credit facility. Under these ASR agreements, the Company will repurchase and retire 14.36 million shares of its common stock at an average initial price of $34.83 per share.

The investment banks are expected to repurchase an equivalent number of shares in the open market in the coming months. Once these repurchases are complete, the Company may receive or be required to pay a price adjustment (payable in either shares or cash) based principally on the actual cost of the shares repurchased by the investment banks.

Once the investment banks complete the ASRs, CenturyTel may repurchase shares under the remaining $500 million balance of the $1 billion program in the open market, in privately negotiated transactions or through another ASR program, depending upon market conditions and other factors. The program will expire on June 30, 2007, unless extended by CenturyTel’s board of directors.

As of January 31, 2006, CenturyTel had approximately 129.7 million common shares outstanding. At today’s $34.83 closing price of the Company’s common stock, this $1 billion repurchase program represents approximately 22 percent of common shares outstanding.

This press release includes certain forward-looking statements. Actual results may differ materially from those in the forward-looking statements. Factors that could affect actual results include but are not limited to the possibility of unforeseen near-term cash requirements, changes in the trading price of CenturyTel’s securities, changes in general market, economic or industry conditions impacting the ability or willingness of the Company to repurchase stock, or other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

CenturyTel (NYSE: CTL) is a leading provider of consumer and business communications solutions in rural areas and small to mid-size cities in 26 states and is included in the S&P 500 Index. The Company delivers advanced communications with a personal touch. Visit CenturyTel at www.centurytel.com.

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